Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Sandy Harrison

Semtech Corporation

(805) 480-2004

webir@semtech.com

Semtech Appoints New Directors to Its Board

CAMARILLO, Calif., October 1, 2020 - Semtech Corporation (Nasdaq: SMTC), a leading supplier of high performance analog and mixed-signal semiconductors and advanced algorithms, today announced that the Company has increased the size of its board of directors to 11 members and has appointed Paula LuPriore and Martin S.J. Burvill to fill the vacancies as a result of the increase in the number of directors.

Paula LuPriore

Ms. LuPriore currently serves as CEO and Co-founder of Wujitech, Inc., a cloud-based mobile software and analytics business focused on personal development. Prior to that, she served at Asyst Technologies, Inc., a robotic automation, technology and manufacturing company, as EVP and COO and most recently Interim CEO, where she led the successful restructuring of the Company. Ms. LuPriore began her career as a software engineer at IBM, and spent 23 years in various positions leading product engineering, strategy, marketing, and technical sales, including as VP of IBM’s Storage Networking Division where she led the product group targeting the Network Attached Storage (NAS) market. Ms. LuPriore was also a member of IBM’s Corporate Technology Council, and the Chairman’s Senior Leadership Group. Ms. LuPriore’s experience includes expertise in digital technologies and applying technology to transform large companies.

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2	Semtech Welcomes New Members to Its Board of Directors

Martin S.J. Burvill

Mr. Burvill most recently was President, Business Markets at Verizon Communications. During his career at Verizon, he led the successful transformation of multiple business units through P&L leadership experience, underpinned with his in-depth expertise in areas that include sales, marketing, commercial contracts, finance, IT systems, Internet of things (IoT), cloud and data center services, and governance/risk/compliance. Mr. Burvill is a member of the Dean’s Advisory Board at the Elliot School of International Affairs at George Washington University and serves on the board of the PERT consortium, a charity dedicated to fighting Pulmonary Embolism.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer stated, “We are quite pleased to welcome Paula and Martin to Semtech’s board. As the Company continues to grow and evolve its business strategy to address the increasing demands for a smarter and more connected planet, both Paula and Martin will bring new and experienced perspectives on successful transformation strategies that will help the management team achieve our long-term goals.”

About Semtech

Semtech Corporation is a leading supplier of high performance analog and mixed-signal semiconductors and advanced algorithms for infrastructure, high-end consumer, and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the Nasdaq Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are registered marks of Semtech Corporation.